Exhibit 23.2

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Fortitude Gold Corporation on Form S-1 relating to the issuance of 21,211,260 Series A Rights and 21,211,260 Series B Rights pursuant to the Company's Shareholder Rights Agreement. Reference is also made to Exhibit 5.2 included in the Registration Statement relating to the validity of the Series A and Series B Rights and the Company's Shareholder Rights Agreement.

We hereby consent to the use of our opinion concerning the validity of the Series A and Series B Rights so issued and the Company's Shareholder Rights Agreement.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart

Denver, Colorado
December 18, 2020